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                                                                   Exhibit 99
[GRAPHIC OMITTED]        NEWS         Pennsylvania Real Estate Investment Trust
      PREIT           FOR RELESAE     200 South Broad Street
                                      Philadelphia, PA 19102
                                      www.preit.com
                                      -------------

                                      Phone:  215-875-0700
                                      Fax:     215-546-7311
                                      Toll Free: 866-875-0700

AT THE COMPANY                        AT KCSA PUBLIC RELATIONS WORLDWIDE
--------------                        ----------------------------------
Ronald Rubin                          Evan Smith, CFA          Erica Pettit
Chairman & Chief Executive Officer    (Investor Relations)     (Media Relations)
(215) 875-0700                        (212) 896-1251           (212) 896-1248


   Pennsylvania Real Estate Investment Trust to Create Office of the Chairman

   Company Announces Executive Changes Effective Upon Filing of the Company's Financial Statements for 2003 and Appointment of New Chief Financial Officer

PHILADELPHIA, PA, January 21, 2004 - Pennsylvania Real Estate Investment Trust ("PREIT") (NYSE: PEI), today announced that it will create a new five-person Office of the Chairman and make several executive changes effective upon filing of the Company's financial statements for 2003, scheduled on or before March 15, 2004, and the appointment of a new Chief Financial Officer.

The Office of the Chairman will consist of PREIT veterans Ronald Rubin, Chairman and Chief Executive Officer, as well as Jonathan Weller, George Rubin, Edward Glickman and Joseph Coradino. The five-member committee will serve as the senior management body to formulate and execute the strategic direction of the Company.

Specifically, the following executive management changes are scheduled to take effect upon the filing of the Company's financial statements for 2003, and the appointment of a new Chief Financial Officer:

    o Jonathan Weller will become Vice Chairman responsible for formulating the Company's long-term corporate strategy and working with key Company stakeholders. Mr. Weller is currently President and Chief Operating Officer.
    o George Rubin will become Vice Chairman responsible for property development and acquisition initiatives. Currently, Mr. Rubin serves as President - PREIT Services LLC and PREIT-RUBIN, Inc., the Company's property development and management businesses, and oversees acquisition activities.
    o Edward Glickman will become President and Chief Operating Officer, assuming these titles from Mr. Weller. He will be responsible for the daily operations of the Company. Mr. Glickman is currently the Company's Chief Financial Officer.
    o Joseph Coradino will become President - PREIT Services LLC and PREIT-RUBIN, Inc., assuming these titles from Mr. George Rubin. Mr. Coradino currently serves as Executive Vice President - Retail Division, and in his new capacity will continue to oversee the management and leasing of the Company's retail portfolio.

The company noted it is in active discussions with a candidate for the position of Chief Financial Officer, currently held by Edward Glickman.

Ronald Rubin, PREIT's Chairman and Chief Executive Officer said, "These executive management changes will maximize the strengths of the Company's executive team and enhance the Company's operational and strategic focus. The



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Office of the Chairman will provide a strong leadership platform for future growth, and meet the needs of an organization that is now the eighth-largest retail REIT in the United States. The creation of the Office of the Chairman will also facilitate company policy and succession planning. We are confident the Company has taken the necessary steps to enhance long-term success and look forward to a seamless transition as we complete the Company's integration of recently required assets."

About Pennsylvania Real Estate Investment Trust
Pennsylvania Real Estate Investment Trust, founded in 1960 and one of the first equity REITs in the U.S., has a primary investment focus on retail shopping malls and power centers (approximately 33.4 million square feet) located in the eastern United States. PREIT's portfolio currently consists of 58 properties in 14 states. PREIT's portfolio includes 40 shopping malls, 14 strip and power centers and four industrial properties. PREIT is headquartered in Philadelphia, Pennsylvania. PREIT's corporate web site can be found at www.preit.com.

This press release contains certain "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and other matters that are not historical facts. These forward-looking statements reflect PREIT's current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause future events, achievements or results to differ materially from those expressed by the forward-looking statements. The date of implementation of the management changes will depend, in part, on the appointment of a new Chief Financial Officer. PREIT's business is subject to uncertainties regarding the revenues, operating expenses, leasing activities, occupancy rates, and other competitive factors relating to PREIT's portfolio and changes in local market conditions as well as general economic, financial and political conditions, including the possibility of outbreak or escalation of war or terrorist attacks, any of which may cause future events, achievements or results to differ materially from those expressed by the forward-looking statements. PREIT does not intend to and disclaims any duty or obligation to update or revise any forward-looking statements or industry information set forth in this press release to reflect new information, future events or otherwise.

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